                                                                   EXHIBIT 10.49




                                LEASE AGREEMENT

                                    BETWEEN

                             KOONTZ/MCCOMBS 1, LTD.
                                  AS LANDLORD,

                                      AND

                            SOLO SERVE CORPORATION,
                                   AS TENANT

               LEASE BETWEEN KOONTZ/MCCOMBS 1, LTD., AS LANDLORD,
                     AND SOLO SERVE CORPORATION, AS TENANT

                               TABLE OF CONTENTS

RECITALS          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

TERMS OF LEASE    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Article I:  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

         1.1     Lease Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.2     Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.3     Hazardous Material . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.4     Environmental Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.5     Landlord's Mortgagee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.6     Landlord's Property Manager  . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Article II: Lease Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

         2.1     Lease of Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         2.2     Permitted Exceptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         2.3     Memorandum of Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

Article III: Term and Options to Extend   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

         3.1     Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         3.2     Options to Extend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         3.3     Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.4     Holding Over . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

Article IV: Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

         4.1     Net Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         4.2     Base Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         4.3     Additional Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         4.4     Late Charge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.5     Payment of Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.6     Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.7     Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8


Article V: Use of the Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

         5.1     Use of Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         5.2     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

Article VI: Property Taxes and Assessments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

         6.1     Ad Valorem Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         6.2     Payment of Real Estate Taxes . . . . . . . . . . . . . . . . . . . . . . . . .   10
         6.3     Tax Protests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         6.4     Personal Property Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.5     Assessments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

Article VII: Utilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

         7.1     Utility Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.2     Interruption of Utilities  . . . . . . . . . . . . . . . . . . . . . . . . . .   13

Article VIII: Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

         8.1     Minimum Acceptable Insurance Coverage Requirements . . . . . . . . . . . . . .   13
         8.2     Insurance Company Requirement  . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.3     Insurance Certificate Requirements . . . . . . . . . . . . . . . . . . . . . .   15
         8.4     Additional Insureds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         8.5     Mortgage Endorsement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         8.6     Renewals, Lapses or Deficiencies . . . . . . . . . . . . . . . . . . . . . . .   16
         8.7     Payment of Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

Article IX: Furniture, Fixtures and Equipment . . . . . . . . . . . . . . . . . . . . . . . . .   17

         9.1     Furniture, Fixtures and Equipment  . . . . . . . . . . . . . . . . . . . . . .   17
         9.2     Landlord's Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.3     Removal of Furniture, Fixtures, and Equipment at
                 Expiration of Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.4     Right to Affix Signs . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

Article X: Maintenance of the Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

         10.1    Obligation to Maintain the Premises  . . . . . . . . . . . . . . . . . . . . .   18
         10.2    Specific Repairs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         10.3    Surrender of the Premises  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         10.4    No Obligation of Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . .   20

Article XI: Alterations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

         11.1    Right to Make Alterations  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         11.2    Tenant Shall Not Render Premises Liable for Any Lien . . . . . . . . . . . . .   20

Article XII: Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

Article XIII: Indemnity and Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

         13.1    Indemnification by Tenant  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         13.2    No Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

Article XIV: Waiver of Subrogation Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

         14.1    Waiver of Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         14.2    Waiver Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

Article XV: Partial and Total Destruction of the Premises . . . . . . . . . . . . . . . . . . .   23

Article XVI: Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

         16.1    Condemnation Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         16.2    Termination of Lease Due to Condemnation . . . . . . . . . . . . . . . . . . .   24

Article XVII: Assignment and Subletting . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

         17.1    Tenant's Right of Assignment and Subletting  . . . . . . . . . . . . . . . . .   25
         17.2    Landlord's Right of Assignment . . . . . . . . . . . . . . . . . . . . . . . .   25

Article XVIII: Default and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

         18.1    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         18.2    Landlord's Remedies on Tenant Default  . . . . . . . . . . . . . . . . . . . .   26
         18.3    Effect of Tenant's Default . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         18.4    Right of Landlord to Re-Enter  . . . . . . . . . . . . . . . . . . . . . . . .   30
         18.5    Surrender of Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         18.6    Default by Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         18.7    Interest Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

Article XIX: Subordination, Attornment and Estoppel . . . . . . . . . . . . . . . . . . . . . .   31

         19.1    Subordination and Non-Disturbance  . . . . . . . . . . . . . . . . . . . . . .   31
         19.2    Attornment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         19.3    Estoppel Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

Article XX: Tenant's Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

Article XXI: Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

         21.1    Notice Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         21.2    Payments Under Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

Article XXII: Attorney's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

         22.1    Recovery of Attorneys' Fees and Costs of Suit  . . . . . . . . . . . . . . . .   33
         22.2    Party to Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         22.3    Non-Jury Trial; Venue  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

Article XXIII: Relationship of Parties, Waiver and Consent  . . . . . . . . . . . . . . . . . .   35

         23.1    Relationship of Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         23.2    No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         23.3    No Obligation to Give consent  . . . . . . . . . . . . . . . . . . . . . . . .   35

Article XXIV: Authority to Make Lease; Covenant of Quiet Enjoyment  . . . . . . . . . . . . . .   35

         24.1    Full Power and Authority to Enter Lease  . . . . . . . . . . . . . . . . . . .   35
         24.2    Quiet Enjoyment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

Article XXV: Hazardous Material . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

         25.1    Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         25.2    Tenant's Responsibility for Hazardous Materials  . . . . . . . . . . . . . . .   36
         25.3    Landlord's Responsibility for Hazardous Materials  . . . . . . . . . . . . . .   36
         25.4    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

Article XXVI: General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

         26.1    Gender; Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         26.2    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         26.3    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         26.4    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         26.5    Drafting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         26.6    Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         26.7    Joint and Several Liability  . . . . . . . . . . . . . . . . . . . . . . . . .   38
         26.8    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         26.9    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         26.10   Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         26.11   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         26.12   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

         26.13   Independent Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         26.14   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38


SCHEDULE OF EXHIBITS

Exhibit "A" -    Legal Description of Real Property
Exhibit "B" -    Permitted Exceptions
Exhibit "C" -    Memorandum of Lease
Exhibit "D-1" -  Sanwa Lien Waiver
Exhibit "D-2" -  MetLife Lien Waiver
Exhibit "E" -    Security Agreement
Exhibit "F" -    Insurance from Deed of Trust

                       LAND AND BUILDING LEASE AGREEMENT

         This Land and Building Lease Agreement (this "Lease"), this 6th day of April, 1998, is made by and between KOONTZ/MCCOMBS 1, LTD., a Texas limited liability company ("Landlord") and SOLO SERVE CORPORATION, a Delaware corporation ("Tenant") with reference to the recitals set forth below.

                                    RECITALS

         A. Landlord is the owner of a building containing approximately Four Hundred Forty Thousand (440,000) square feet of space together with other improvements and appurtenances located thereon (collectively the "Building") on an approximate 18.323 acre tract being Lot 2, Block 1, NCB 16131, Cornerstone Subdivision Unit 3-A, in San Antonio, Bexar County, Texas, as depicted on Exhibit "A", attached hereto and incorporated herein by reference, and commonly known as 1610 Cornerway Blvd., San Antonio, Bexar County, Texas 78219 (the "Land"). The Building and the Land, together with all licenses, rights, privileges and easements appurtenant thereto, shall be collectively known as the "Premises".

         B. Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord pursuant to the provisions of this Lease.

                                 TERMS OF LEASE

                        ARTICLE I:  CERTAIN DEFINITIONS

         The following terms, when used in this Lease, shall have the meaning set forth in this Section.

         1.1     Lease Year.  The term "Lease Year" shall mean the first twelve
(12) full calendar months after the Commencement Date (as defined in Section 3) and each subsequent twelve (12) month period thereafter commencing on the anniversary date thereof during the term and any extensions. Provided however, if the Commencement Date is a day other than the first day of a calendar month, the first Lease Year shall include that period of time from the Commencement Date to the first day of the next calendar month.

         1.2 Business Day. The term "Business Day" means any day other than (i) Saturday or Sunday, or (ii) a day on which banks in Texas are required by law to be closed or are customarily closed.

         1.3 Hazardous Material. The term "Hazardous Material" means any substance, material, or waste which is toxic, ignitable, reactive, or corrosive and which is or becomes regulated by any local or state governmental authority or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance," or "hazardous material," by any local or state law, (ii) oil and petroleum products and their by-products, (iii) asbestos, or asbestos-containing materials, (iv) designated as a "hazardous substance" pursuant to the Federal Water Pollution Control Act,
(v) defined as a "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act, or (vi) defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.

         1.4 Environmental Law. The term "Environmental Law" shall mean any law, statute, regulation, order, or rule now or hereafter promulgated by any governmental entity, whether local, state, or federal, relating to air pollution, water pollution, noise control, and/or transporting, storing, handling, discharge of or disposal of Hazardous Material, including, without limitation, the following: the Clean Air Act; the Resource Conservation and Recovery Act, as amended by the Hazardous Waste and Solid Waste Amendments of 1984; the Comprehensive Environmental Response Compensation and Liability act, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Toxic Substances Control Act; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; the Safe Drinking Water Act; OSHA; the Hazardous Material Pipeline Safety Act; the Hazardous Materials Transportation Act; and the National Environmental Policy Act, as the same may be amended from time to time.

         1.5 Landlord's Mortgagee. The term "Landlord's Mortgagee" means any holder of a lien evidenced by a mortgage or deed of trust on property which includes the Premises, or any subsequent purchaser, transferee or assignee of the right of any such holder(s) (or person holding a beneficial interest in the rights of any such purchaser, transferee or assignee), as to each of which Landlord has given notice to Tenant in accordance with Article XXIII.

         1.6 Landlord's Property Manager. The term "Landlord's Property Manager" means any entity and/or individual(s) acting as the managing agent of the Premises for and on behalf of Landlord.

                          ARTICLE II:  LEASE PREMISES

         2.1 Lease of Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, subject to the Permitted Exceptions (defined below) on the terms and conditions set forth in this Lease.

         2.2 Permitted Exceptions. Tenant specifically accepts the Premises subject to the encumbrances, exceptions, and obligations described on Exhibit "B", attached hereto and incorporated herein by reference (the "Permitted Exceptions"). Tenant specifically agrees to comply with the terms, conditions and obligations made a part of the Permitted Exceptions.

         2.3 Memorandum of Lease. The parties hereto have simultaneously, with the execution and delivery of this Lease, executed and delivered a "Memorandum of Lease", in the form attached hereto as Exhibit "C", and incorporated herein by reference (the "Memorandum of Lease"). Landlord shall, at its sole expense, cause the Memorandum of Lease to be recorded not later than thirty (30) days from the date of execution of this Lease. In the event of a discrepancy between the Lease and the Memorandum of Lease, this Lease shall control.

                    ARTICLE III:  TERM AND OPTIONS TO EXTEND

         3.1 Term. The primary term of this Lease (the "Initial Term") shall commence on April 6, 1998 (the "Commencement Date") and shall terminate at midnight on April 15, 2008 [the last day of the tenth (10th) Lease Year following the Commencement Date] (the "Expiration Date").

         3.2     Options to Extend.

                 a. Tenant shall have two (2) successive options to extend the Term of this Lease for an additional period of five (5) years each (the "Renewal Options"), which Renewal Options shall each be exercised by serving written notice (the "Renewal Notice") upon Landlord at least six (6) months, but not more than twelve (12) months, prior to the expiration of the Initial Term (or then extended Option Term, if applicable) of the Lease (collectively the "Option Term(s)"); provided that such option is conditioned upon the Lease being in full force and effect, and there being no Event of Default existing under the Lease, at the time of delivery of the Renewal Notice. Any termination of the Lease during the Initial Term (or then extended Option Term, if applicable) shall terminate all rights of extension hereunder.


                 b. Upon the service of the Renewal Notice, and subject to the conditions set forth herein, the Lease shall be extended without the necessity of the execution of any further instrument or document. Such extended Term shall commence upon the expiration date of the initial Term (or then extended Option Term, if applicable) of the Lease, expire upon the expiration of sixty (60) months thereafter, and be upon the same terms, covenants and conditions as provided in the Lease for the initial Term, except that the Base Rent during the extended Term of the Renewal Options shall be the then Fair Market Rate (as defined below).

                 c. The term "Fair Market Rate" shall mean the annual amount per rentable square foot that a willing, comparable, non-equity, non-renewal, non-expansion, new tenant would pay and a willing, comparable landlord for comparable space of a warehouse/office building in San Antonio, Texas (the "Comparison Area") would accept at arm's length, giving appropriate consideration to, without limiting the scope thereof, annual rental rates per rentable square foot, the type of lease escalation clauses (including, but without limitation, operating expense, real estate taxes, CPI), the extent of liability under the escalation clauses (e.g., whether determined on a "net lease" basis or by increases over a particular base year or base dollar amount), brokerage commissions, if any, length of lease term, size and location of premises being leased, and other generally applicable terms and conditions of tenancy for the space in question.

                 d. Within thirty (30) days following Landlord's receipt of the Renewal Notice, Landlord and Tenant shall exercise good faith efforts to agree on the Fair Market Rate for the Premises. Absent an agreement as to the Fair Market Rate value within ninety (90) days following Landlord's receipt of the Renewal Notice, then the Fair Market Rate shall be determined as follows:

                 (i) Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate appraiser who shall have been active during the 5-year period ending on the date of Tenant's exercise of said option in the appraisal of commercial and industrial properties in the Comparison Area and who shall not be affiliated with the party nominating said arbitrator. Each such arbitrator shall be appointed within fifteen (15) days after the expiration of the 30-day mutual agreement period described hereinabove.

                 (ii)     The two arbitrators so appointed shall within fifteen
(15) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third independent arbitrator who shall be qualified under the same criteria set forth hereinabove to qualify the initial two arbitrators.

                 (iii) The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision and notify Landlord and Tenant thereof.

                 (iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant. Failure of the majority of said arbitrators to reach an agreement shall result in the prevailing fair market rental for similar properties in the Comparison Area being determined by averaging the appraisal of each arbitrator, ignoring for the purpose of such averaging any portion of the high and the low appraisal which is more than ten percent (10%) in excess of or less than the middle appraisal.

                 (v) If either Landlord or Tenant fails to appoint an arbitrator within the time period in subparagraph (a) hereinabove, the arbitrator appointed by either one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

                 (vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, both arbitrators shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association ("AAA").

                 (vii) The cost of arbitration and/or the arbitrators shall be paid by Landlord and Tenant equally.

                 In no event shall the Fair Market Rate with respect to any renewal Term be less than the Base Rent for the term (whether the initial term or the first renewal term, as the case may be) of the Lease immediately preceding such renewal term.

         3.3 Term. The Initial Term of the Lease as extended by any Option Term(s) are collectively referred to herein as the "Lease Term" or "Term".

         3.4 Holding Over. In the event of holding over by Tenant after expiration or other termination of this Lease without the prior written consent of Landlord (and Landlord shall be under no duty to provide such consent), then
(i) such possession shall be an unlawful detainer, (ii) no tenancy or interest shall result from such possession, (iii) any options to renew, options to expand, and/or any rights of first refusal under this Lease shall be terminated to the extent such rights and options have not been properly exercised pursuant to the terms of this Lease, and (iv) Tenant shall be subject to immediate eviction and removal. Tenant shall, throughout the entire holdover periods, pay rent equal to (i) one hundred fifty percent (150.0%) of the Base Rental plus (ii) any and all Additional Rent (including, without limitation Monthly Tax Payments) and other charges which would have been applicable had the Term of this Lease continued through the period of such holding over by Tenant; Landlord and Tenant hereby agree in advance that such rent is a fair rental rate for such tenancy. No holding over by Tenant after the expiration of the Term of this Lease shall be construed to extend the Term of this Lease; and in the event of any holding over, Tenant shall indemnify Landlord against all claims for damages by any other Tenant or prospective Tenant to whom Landlord may have leased all or any part of the Premises effective before or after the expiration of the Term of this Lease, resulting from delay by Landlord in delivering possession of all or any part of the Premises. Notwithstanding any discussions or negotiations of any nature then pending between Landlord and Tenant, any holding over, with or without the consent of Landlord, if any, shall thereafter constitute a tenancy from month-to-month, under the terms and provisions of this Lease to the extent applicable to a tenancy from month-to-month unless and until Landlord and Tenant, in each of their sole and absolute discretion, and with no obligation to do so, enter into a specific written agreement to the contrary. Notwithstanding anything herein to the contrary, pursuant to Section 91.001(c) of the Texas Property Code, Landlord and Tenant specifically agree that no notice to terminate Tenant's tenancy hereunder will be required from and after the expiration of the Term of this Lease under Section 91.001 or Section 24.005 of the Texas Property Code before Landlord files a forcible detainer suit on grounds that the tenant is holding over beyond the end of the rental term or renewal period (if any) hereof; and any sublease hereunder shall not be approved unless it also contains a specific comparable waiver by the subtenant thereunder.

                               ARTICLE IV:  RENT

         4.1 Net Lease. This is an absolute net lease to Landlord. Tenant shall pay all costs and expenses relating to the Premises during the Term and the business carried on therein to include, but not limited to, taxes, utilities, insurance, and maintenance costs, unless otherwise expressly provided in the Lease. It is the intent of the parties hereto that the Base Rent payable under this Lease shall be an absolutely net return to the Landlord and that the Tenant shall pay all costs and expense relating to the Premises and the business carried on therein, unless otherwise expressly provided in this Lease. Any amount or obligation herein relating to the Premises which is not expressly declared to be that of the Landlord shall be deemed to be an obligation of the Tenant to be performed by the Tenant at the Tenant's expense. Base Rent, Additional Rent and all other sums payable hereunder by Tenant, shall be paid without notice (except as expressly provided herein), demand, setoff, counterclaim, abatement, suspension, deduction or defense.

         4.2     Base Rent.

                 a. Base Rent. During the Initial Term, Tenant shall pay to Landlord as Base Rent the following sums (the "Base Rent"):

                 Year 1-5
                          Total:           $ 975,000.00
                          Per Month:       $  81,250.00

                 Year 6-10
                          Total:           $1,072,500.00
                          Per Month:       $   89,375.00

                 The Base Rent for Option Terms shall be determined per the terms of Section 3.2, above.

                 b. Payment of Base Rent. Except as provided in Section 4.2(c), below, the Base Rent shall be due and payable by Tenant to Landlord in advance in equal monthly installments on the first day of each calendar month, without prior notice, invoice, demand, deduction, or offset whatsoever. Landlord shall have the right to accept all rent and other payments, whether full or partial, and to negotiate checks and payments thereof without any waiver of rights, irrespective of any conditions to the contrary sought to be imposed by Tenant.

                 c. Prepaid Rent. Upon execution of this Lease, Tenant will be required to prepay Base Rent payable under the Lease in the amount of Five Hundred Thousand and No/Hundredths Dollars ($500,000.00) (the "Prepaid Rent"). Beginning with the Fourth Lease Year, such Prepaid Rent will be credited against Base Rent, as follows:

                 (i) 4th Lease Year. One Hundred Thousand Dollars ($100,000.00) of the Prepaid Rent will be applied to the Base Rent for the 4th Lease Year as follows: $25,000.00 per month against the Base Rent due and owing for each of the first four (4) months of the 4th Lease Year.

                 (ii) 5th Lease Year. One Hundred Thousand Dollars ($100,000.00) of the Prepaid Rent will be applied to the Base Rent for the 5th Lease Year as follows: $25,000.00 per month against the Base Rent due and owing for each of the first four (4) months of the 5th Lease Year.

                 (iii) 6th Lease Year. One Hundred Thousand Dollars ($100,000.00) of the Prepaid Rent will be applied to the Base Rent for the 6th Lease Year as follows: $25,000.00 per month against the Base Rent due and owing for each of the first four (4) months of the 6th Lease Year.

                 (iii) 10th Lease Year. The balance of the Prepaid Rent consisting of Two Hundred Thousand and No/100 Dollars ($200,000.00), will be applied towards the Base Rent due and owing for the last three months of the Initial Term of this Lease.

                 o        10th Month:    $ 21,250.00

                 o        11th Month:    $ 89,375.00

                 o        12th Month:    $ 89,375.00

         4.3     Additional Rent.

                 a. Any amounts which Tenant is required to pay to Landlord pursuant to this Lease (other than Base Rent), including (without limitation) all Monthly Tax Payments (defined herein), and the Monthly Insurance Payments (defined herein), together with every fine, penalty, interest and cost which may be added pursuant to the terms hereof by reason of Tenant's non-payment or late payment thereof or of Base Rent (including, without limitation, Taxes and Insurance), shall constitute additional rent ("Additional Rent"). If Tenant shall fail to pay any Additional Rent after notice and the expiration of any applicable cure period provided pursuant to the terms of this Lease, Landlord shall have the right, but not the obligation, to pay the same and shall have all rights, powers and remedies with respect thereto as are provided herein in the case of nonpayment of Base Rent.

                 b. Except with respect to the Monthly Tax Payments (which will be payable as provided in Article VI) and the Monthly Insurance Payment (which will be payable as provided in Article VIII) and as indicated herein, Landlord shall submit to Tenant an invoice or invoices for all sums comprising the Additional Rent and shall state the time period relating thereto. Tenant shall pay Landlord the amount invoiced within thirty (30) days from receipt of such invoice or invoices which shall be accompanied by copies of any applicable receipts and backup invoices. Landlord shall provide Tenant within five (5) Business Days of Tenant's request therefor with such additional information as Tenant may reasonably request to determine the amount due from Tenant. Tenant reserves the right, upon reasonable prior notice, to inspect Landlord's records with respect to such accounting for the prior two (2) calendar year period and to make specific objections thereto in writing. Any payment hereunder shall be paid within ten
(10) Business Days of demand therefor.

         4.4 Late Charge. If Tenant fails to pay when due any payment of rent or other charges which Tenant is obligated to pay to Landlord under this Lease, there shall be a late charge, immediately payable by Tenant as Additional Rent, in the amount of Five Hundred and No/Hundredths Dollars ($500.00) (the "Late Rate"). Landlord and Tenant agree that this sum is reasonable to compensate Landlord for accounting and administrative expenses incurred by Landlord. In addition to the late charge, any and all rent or other charges which Tenant is obligated to pay to Landlord under this Lease which are unpaid shall bear interest at the rate set forth in Section 18.7 from the date said payment was due until paid, said interest to be payable by Tenant as Additional Rent. Landlord and Tenant agree that this sum is reasonable to compensate Landlord for the loss of the use of funds.

         4.5 Payment of Rent. Tenant hereby agrees to pay Rent to Landlord at Landlord's address provided herein (or such other address as may be designated by Landlord in writing from time to time), monthly, and without further notice or demand. If the Term of this Lease commenced on a day other than the first day of a month , then the installments of Rent for such month or months shall be prorated, based on thirty (30) days per month, and the installment or installments so prorated shall be paid in advance.

         4.6 Rent. Base Rent and Additional Rent are collectively referred to herein as "Rent."

         4.7     Security Interest.

                 a. Consistent with the terms of the security agreement attached hereto as Exhibit "E", and incorporated herein by reference (the "Security Agreement"), Tenant hereby grants Landlord a lien and security interest in the Prepaid Rent as further security for Tenant's performance under this Lease, including without limitation security for (a) payments of all rent and any other sums due under the Lease; (b) payment of any and all Landlord claims which may arise out of any Tenant Default, whether monetary or non-monetary; (c) payment of any offset for rejection damages incurring as the result of any bankruptcy or insolvency filing; and (d) payment of reasonable attorney's fees, and costs incurred in connection with any Tenant Default, including without limitation reasonable attorneys' fees and costs incurred in connection with any bankruptcy or insolvency proceeding, to the extent not expressly prohibited by applicable law.

                 b. Tenant expressly agrees to execute any such documents required to perfect Landlord's security interest in the Prepaid Rent including without limitation the execution of the notice to the depository institution in which the Prepaid Rents are deposited.

                 c. Upon a Default, Tenant further acknowledges and expressly agrees that Landlord may use or apply the whole or any part of the Prepaid Rent for the payment of Tenant's obligations hereunder and, in the event of bankruptcy or other insolvency proceeding against Tenant or any of Tenant's guarantors, the Prepaid Rent shall be deemed automatically applied to the payment of overdue Rent from the earliest time such Rent became overdue prior to the filing of such proceeding. In such event, Landlord may apply any remaining Prepaid Rent to amounts due and owing to Landlord, as it deems appropriate, in its sole and absolute discretion. The use and application of the Prepaid Rent shall not prevent Landlord from exercising any other right or remedy available to Landlord and shall not be construed as liquidated damages.

                        ARTICLE V:  USE OF THE PREMISES

         5.1 Use of Premises. Tenant shall use the Premises solely for a warehouse and distribution center and corporate headquarters in connection with Tenant's business. Tenant has satisfied itself, and represents to Landlord, that such use is lawful and conforms to all applicable zoning and other use restrictions and regulations applicable to the Premises.

         5.2     Compliance with Laws.

                 a. Tenant shall, at Tenant's expense, procure any permits and licenses required for it to transact business in the Premises and comply promptly with all applicable statutes, ordinances, rules, regulations, orders, covenants and restrictions of record, and requirements now in effect or hereafter enacted or passed during the term or any part of the term hereof, regulating the use and occupancy of the Premises, including, without limitation, the obligation at Tenant's cost, to alter, maintain, or restore the Premises in compliance and conformity with all laws relating to the condition, use, or occupancy of the premises during the Term (including, without limitation, any and all requirements as set forth in the Americans with Disabilities Act, The Architectural Barriers Act of 1968, The Rehabilitation Act of 1973, The Fair Housing Act of 1988, and The Texas Elimination of Architectural Barriers Act). Tenant shall not perform any acts or carry on any practices which may injure the premises.

                 b. Tenant covenants to perform and observe all terms, covenants and conditions of any reciprocal easement or maintenance agreement to which it may at any time be a party or to which the Premises may be subject. Tenant shall, at its expense, use its best efforts to enforce compliance with any reciprocal easement or maintenance agreement benefiting the Premises by any other person subject to such agreement.

                  ARTICLE VI:  PROPERTY TAXES AND ASSESSMENTS.

         6.1     Ad Valorem Taxes.

                 a. Tenant shall be solely responsible for all ad valorem real estate taxes and all assessments, annual benefits, levies, fees, water and sewer rents and charges and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, levied upon or assessed against the Premises or the use and occupancy thereof by Tenant and allocable to the period commencing with the Commencement Date and continuing through the Lease Term (collectively, "Real Estate Taxes").

                 b. It is the intention of Tenant and Landlord that all new and increased assessments, taxes, fees, levies, and charges, and all similar assessments, taxes, fees, levies, and charges be included within the definition of Real Estate Taxes for the purpose of this Lease. If at any time during the Lease term the laws concerning the methods of real property taxation prevailing at the commencement of the Lease term are changed so that a tax or excise on rents or any other tax, however described, is levied or assessed against Landlord as a substitution in whole or in part for any real property taxes, then Real Estate Taxes shall include, but not be limited to, any such assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Premises, or any portion thereof.

                 c. Tenant shall also pay all taxes or assessments of the state or any political subdivision thereof in which the Premises are located which are levied, assessed or imposed on Landlord or Tenant on account of the use and occupancy of the Premises or receipt by or on behalf of Landlord of Base Rent or Additional Rent payable hereunder. Any such taxes payable by Tenant hereunder shall be deemed to be included in the definition of "Real Estate Taxes" for all purposes of this Lease.

                 d. Except for Real Estate Taxes, nothing herein shall require Tenant to pay or reimburse Landlord for the payment of (i) any income, profit, inheritance, estate, succession, gift, franchise or transfer taxes which are or may be imposed upon Landlord, its successors or assigns, by whatever authority imposed or however designated, (ii) any tax imposed upon the sale of all or a part of the Premises by Landlord, or (iii) any tax, assessment, charge or levy imposed or levied upon or assessed against any property of Landlord other than the Premises or any income to, or business activity of, Landlord not in connection with the Premises. Nothing herein shall require Tenant to pay or reimburse Landlord for the payment of any tax if Tenant's payment of such tax or reimbursement of Landlord for the payment of such tax would violate any applicable law.

         6.2     Payment of Real Estate Taxes.

                 a. Tenant shall pay all Real Estate Taxes in advance in monthly installments on or before the first day of each month in an amount reasonably estimated by Landlord in good faith to be one-twelfth (1/12) of the total Real Estate Taxes that will be due and owing for the Calendar Year in which such month comprises a part ("Monthly

Tax Payments); if Landlord's Mortgagee requires an escrow of Real Estate Taxes, Landlord may, but shall not be obligated to, use the required escrow amount as a basis for its estimate of such monthly installments and such amount shall not be subject to objection by Tenant. Prior to or on the Commencement Date and from time to time throughout the Term, Landlord shall notify Tenant in writing of Landlord's estimate of such monthly installments (the "Estimated Tax Statement").

                 b. The Monthly Tax Payments shall be payable by Tenant to Landlord in advance in equal monthly installments on the first day of each calendar month in the amounts specified in the Estimated Tax Statement, without prior notice, invoice, demand, deduction, or offset whatsoever, and in addition to the Base Rent and an other Additional Rent charged hereunder. Landlord shall have the right to accept all payments for Monthly Tax Payments, Base Rent, and any Additional Rent, whether full or partial, and to negotiate checks and payments thereof without any waiver of rights, irrespective of any conditions to the contrary sought to be imposed by Tenant.

                 c. After receipt of all tax and assessment bills attributable to any Calendar Year during the Term, Landlord shall furnish Tenant with a written statement of the actual Real Estate Taxes for such Calendar Year and evidence of the payment of such Real Estate Taxes by Landlord (the "Tax Statement"). Landlord shall ensure that the amount of all Real Estate Taxes for the taxing year collected from Tenant and escrowed with Landlord are paid to the appropriate taxing authority, whether or not Landlord's lender pays same to the appropriate taxing entity. If the total of Monthly Tax Payments paid by Tenant during such Calendar Year is less than the sum due from Tenant as shown on the Tax Statement, then Tenant shall pay to Landlord the deficiency within ten (10) days of receipt of such statement; in the event, that the total of Monthly Tax Payments paid by Tenant during such Calendar Year is more than the sum due from Tenant as shown on the Tax Statement, then Landlord shall credit the excess against the subsequent Monthly Tax Payments next due and owing for the subsequent Calendar Year. Landlord's delay or failure to furnish such Tax Statement shall not impair Tenant's continuing obligation to pay any deficiency. A copy of the tax or assessment bill from the applicable taxing authorities shall be sufficient evidence of the amount of Real Estate Taxes. Landlord's and Tenant's obligations under this Article shall survive the expiration or termination of this Lease.

                 d. If the Term of this Lease commenced on a day other than the first day of any Calendar Year , then the Real Estate Taxes due and payable by Tenant (as well as the Estimated Tax Statement determined by Landlord) for such Calendar Year shall be prorated, based on a 365 day Calendar Year.

         6.3     Tax Protests.

                 a. Tenant shall have the right to participate in all negotiations of tax assessments or to contest any tax assessments against the Premises. Tenant shall also have the right to contest the validity or the amount of any Real Estate Taxes levied against the

Premises by such appellate or other proceedings as may be appropriate in the jurisdiction, and may, if applicable, request that Landlord defer payment of such obligations if payment would operate as a bar to such contest; and, if applicable, request that Landlord pay same under protest, or take such other steps as Tenant may deem appropriate, provided, however, that Tenant indemnifies Landlord from any reasonable expense (including reasonable attorney's fees) or liability arising out of such contest, pursues such contest in good faith and with due diligence, posts any bond or security required by law in connection with such contest, gives Landlord prompt written notice of its intention to contest, and takes no action which will cause or allow the institution of any foreclosure proceedings or similar action against the Premises. Notwithstanding the above, Landlord shall not be required to join in any proceedings or contest brought by Tenant unless the provisions of the law require that the proceeding or contest be brought by or in the name of Landlord or the owner of the Premises; in that case, Landlord shall, at Tenant's expense, cooperate in the institution and prosecution of any such proceedings initiated by Tenant and will execute any documents which Landlord may be reasonably required to execute and will make any reasonable appearances which Landlord may be required to make in connection with such proceedings. If, during the protest period, any Default under this Lease occurs and the protested taxes or assessments have not been paid, then, at the request of Landlord, Tenant shall furnish to Landlord a surety bond issued by an insurance company qualified to do business in the state where the Premises are located. The amount of bond shall equal one hundred ten percent (110%) of the total amount of taxes in dispute. The bond shall hold Landlord and the Premises harmless from any damage arising out of the proceeding or contest and shall insure the payment of any judgment that may be rendered.

                 b. Should any of the proceedings referred to in the preceding Section 6.3(a) of this Article VI result in reducing the total annual Real Estate Taxes liability against the Premises, Tenant shall be entitled to receive all refunds by the taxing authorities attributable to the Premises for any period for which Tenant has paid Real Estate Taxes, provided Landlord shall deduct payment of all of Landlord's expenses incurred in any such proceeding in which a refund is paid. Any remaining sum shall be refunded to Tenant. If no refund shall be secured in any such proceeding, the party instituting the proceeding shall bear the entire cost; provided, however, that if Landlord institutes the proceedings at Tenant's request, then Tenant shall bear the entire cost.

         6.4 Personal Property Taxes. Tenant shall pay and discharge, when due, all taxes assessed during the term of this Lease against any leasehold interest or personal property of any kind owned by or placed in or on the Premises by Tenant.

         6.5 Assessments. If any assessment for a capital improvement made by public or governmental authority shall be levied or assessed against the Premises, and the assessment is payable either in a lump sum or on an installment basis, then (if Landlord's Mortgagee approves) Tenant shall have the right to elect the basis of payment. If Tenant shall elect to pay the assessment on the installment basis, then Tenant shall pay only those installments which shall become due and payable during the term of this Lease.

                            ARTICLE VII:  UTILITIES

         7.1 Utility Payments. Tenant shall promptly pay when due all charges for water, gas, electricity, and all other utilities furnished to or used upon the Premises, including all charges for installation, termination, and relocations of such service, and will save and hold Landlord harmless from any charge or liability for same.

         7.2 Interruption of Utilities. Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, howsoever caused or incurred, direct or consequential, nor any abatement or reduction of rent, by reason of any interruption whatsoever in or failure to provide any utility service. In the event of any failure, stoppage, or interruption of utility service(s) furnished by Landlord (if any) Landlord shall use reasonable diligence to restore such service in any circumstances in which such failure, stoppage, or interruption is caused by Landlord.

                            ARTICLE VIII:  INSURANCE

         8.1     Minimum Acceptable Insurance Coverage Requirements.

                 a. Tenant shall, at Tenant's expense, obtain and keep in full force during the term of this Lease commercial general liability insurance coverage which, without limitation, shall contain combined single limit bodily injury, property damage insurance, and contractual liability insuring Tenant (with Landlord and Landlord's Property Manager, if any, as additional insureds) against any liability arising out of the ownership, use, occupancy, or maintenance of the Premises and all of its appurtenant areas. The insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) per occurrence. The policy shall provide blanket contractual liability coverage; however, the limits of the insurance shall not limit the liability of Tenant under this Lease.

                 b. Tenant shall, at Tenant's expense, obtain and keep in full force during the term of this Lease an additional umbrella liability policy in an amount not less than Ten Million Dollars ($10,000,000.00).

                 c. Tenant shall, at Tenant's expense, obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Premises on an "all risk" coverage basis. The insurance shall be in an amount equal to one hundred percent (100.0%) of full replacement cost thereof against all perils of fire, extended coverage, vandalism, malicious mischief, and special extended perils ("All Risks," as such term is used in the insurance industry). In addition, Tenant shall, at Tenant's expense, obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage due to earthquake, flood and boiler and machinery (if applicable), if reasonably required by Landlord or Landlord's Mortgagee.

                 d. Tenant shall also obtain and keep in force during the term of this Lease a policy of Loss of Rents insurance covering a period of two
(2) years. This insurance shall cover all Real Estate Taxes and Insurance costs for the same period in addition to two (2) years' Base Rent and shall name Landlord exclusively as loss payee, Section 8.4 notwithstanding. Landlord agrees that any proceeds from a Loss of Rents policy will be applied by Landlord against any Base Rent and Additional Rent then owed to Landlord.

                 e. Tenant shall also obtain and keep in force during the term of this Lease a worker's compensation policy, insuring against and satisfying Tenant's obligations and liabilities under the worker's compensation laws of the state in which the Premises are located, including Employer's Liability insurance, in an amount of not less than One Million Dollars ($1,000,000.00), with a waiver of subrogation endorsement in favor of Landlord as described in Section 14.1(b), to the extent available.

                 f. Tenant shall also obtain and keep in force during the term of this Lease an automobile liability policy with a combined single limit of $1,000,000.00 which policy shall include coverage for hired and non- owned vehicles.

         8.2 General Insurance Requirements. All insurance secured by Tenant under this Lease shall comply with the following:

         (a) Shall be issued by companies holding a general policyholder's rating of at least "A:X" as set forth in the most current issue of Best's Insurance Guide and authorized to do business in the state in which the Premises are located; if this publication is discontinued, then another insurance rating guide or service generally recognized as authoritative shall be substituted by Landlord;

         (b) Provide that the insurance may not be cancelled or materially reduced in the scope or amount of coverage unless ten (10) days' prior written notice is given to Landlord, provided Landlord shall receive proof of payment of premium prior to expiration of any insurance policy as set forth in Section 8.6;

         (c) Have deductibles not greater than $25,000 (or such greater amount with the prior written consent of Landlord) (applicable only to general liability and property casualty policies);

         (d)     Be maintained during the entire Term; and

         (e) Contain a clause that such policy and the coverage evidenced thereby shall be "primary" with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance.

         (f) The insurance required to be maintained herein may be carried under blanket policies; provided, however, if the Tenant has other locations that it owns or leases, the policy shall include a Ten Million Dollar ($10,000,000.00) aggregate per location endorsement. The insurance shall provide for payment of loss jointly to Landlord and Tenant. A stipulated value or agreed amount endorsement deleting the co-insurance provision to the building policy shall be procured.

         (g) All insurance secured by Tenant under this Lease shall also comply with Section 8 of the Deed of Trust between Landlord, as Mortgagor, and Nationwide Insurance Company, as Mortgagee, a copy of such Section 8 being attached hereto as Exhibit "F" and incorporated herein by reference. Tenant also agrees to provide, comply with and be bound by the requirements and obligations of Mortgagor as set forth in Exhibit "F," attached, including the requirement to deposit additional funds with Mortgagee as needed to complete the restoration of the Property in the event of a casualty during the Term of this Lease, in the event Landlord's Mortgagee elects to make insurance proceeds available for such restoration, or Landlord agrees to deposit the amount of insurance proceeds applied by Landlord's Mortgagee to Landlord's Note.

         8.3 Insurance Certificate Requirements. Tenant shall deliver to Landlord certificates evidencing, without limitation, the existence and amounts of the insurance with loss payable clauses as required herein. No policy shall be cancelable or subject to reduction of coverage or other modification except after ten (10) days' prior written notice to Landlord.

         8.4     Additional Insureds.      To the extent available, Tenant
shall name as additional insureds or a loss payee on all insurance the following:

         (a) the Landlord, Landlord's successor(s), assignee(s), nominee(s), Nominator(s), and agents with an insurable interest as follows:

         Landlord, its officers, directors, and all successor(s), assignee(s), subsidiaries, corporations, partnerships, proprietorships, joint ventures, firms, and individuals as heretofore, now, or hereafter constituted on which the named insured has the responsibility for placing insurance and for which similar coverage is not otherwise more specifically provided; and

         (b)     Landlord's Mortgagee and any other lender of Landlord.

         (c)     Landlord's Property Manager.

         8.5 Mortgage Endorsement. If requested by Landlord, the policies of insurance required to be maintained hereunder shall bear a standard first mortgage endorsement in favor of any holder or holders of a first mortgage lien or security interest in the property with loss payable to such holder or holders as their interests may appear, insofar as it relates to loss on the Building located on the Land.

         8.6 Renewals, Lapses or Deficiencies. Tenant shall, at least thirty (30) days prior to the expiration of the insurance policies required hereunder, furnish Landlord with renewal certificates of insurance or renewal binders for same. Should Tenant fail to provide to Landlord the renewal certificate or renewal binders, or in the event of a lapse or deficiency of any insurance coverage specified herein for any reason, Landlord may immediately replace the deficient insurance coverage with a policy of insurance covering the Premises of the type and in the limits set forth above. Upon written notice from Landlord of the placement of insurance, Tenant shall immediately pay to Landlord, as Additional Rent, an amount equal to the total cost of the premiums and expense of such insurance placements; but Tenant will nevertheless be in default hereunder (such failure to be deemed an "Event of Default") until Landlord is fully reimbursed for all such costs. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies. If Tenant does or permits to be done anything which shall increase the cost of the insurance policies, then upon Landlord's demand, Tenant shall immediately pay to Landlord, as Additional Rent, an amount equal to the additional premiums attributable to any acts or omissions or operations of Tenant causing the increase in cost.

         8.7     Payment of Insurance

                 a. Tenant shall pay the premium for the insurance required to be carried by Tenant hereunder in advance, in monthly installments, on or before the first day of each month in an amount reasonably estimated by Landlord in good faith to be one-twelfth (1/12) of the total insurance premium due and owing for the entire year (the "Monthly Insurance Payment"); if Landlord's Mortgagee requires an escrow of insurance premium, Landlord may, but shall not be obligated to, use the required escrow amount as a basis for its estimate of such monthly installments and such amount shall not be subject to objection by Tenant. Prior to or on the Commencement Date and from time to time throughout the Term, Landlord shall notify Tenant in writing of Landlord's estimate of such monthly installments (the "Estimated Insurance Statement").

                 b. The monthly insurance payments shall be payable by Tenant to Landlord in advance in equal monthly installments on the first day of each calendar month in the amount specified in the Estimated Insurance Statement, without prior notice, invoice, demand, or offset whatsoever, and in addition to the Base Rent and any other Additional Rent charged hereunder, and the Monthly Tax Payments. Landlord shall have the right to accept all payments for monthly insurance payments, Base Rent, any Additional Rent, and Monthly Tax Payments, whether full or partial, and to negotiate checks and payments thereof without any waiver of rights, irrespective of any conditions to the contrary sought to be imposed by Tenant.

                 c. After receipt of all insurance bills attributable to any calendar year or portion thereof during the term, Landlord shall furnish Tenant with a written statement of the actual insurance premiums for such calendar year in evidence of the payment of such insurance premiums by Landlord (the "Insurance Statement"). Landlord shall ensure that the amount of all insurance premiums for the period billed and collected from Tenant and escrowed with Landlord are paid to the appropriate insurance company, whether or not Landlord's Lender pays same to the appropriate insurance company. If the total of the Monthly Insurance Payments paid by Tenant during such calendar year is less than the sum due from Tenant as shown on the Insurance Statement, then Tenant shall pay to Landlord the deficiency within ten (10) days of receipt of such statement; in the event, that the Monthly Insurance Payments paid by Tenant during the year is more than the sum due from Tenant as shown on the Insurance Statement, then Landlord shall credit the excess against the subsequent Monthly Insurance Payment next due and owing for the next year. Landlord's delay or failure to furnish such Insurance Statement shall not impair Tenant's continuing obligation to pay any deficiency. A copy of the insurance bill from the insurance company shall be sufficient evidence of the amount of insurance premium due. Landlord and Tenant's obligations under this article shall survive the expiration or termination of this Lease.

                 d. If the term of this Lease commenced on a day other than the first day of any calendar year, then the insurance premium due and paid by Tenant for such year shall be prorated, based on a 365 day calendar year.

                 ARTICLE IX:  FURNITURE, FIXTURES AND EQUIPMENT

         9.1 Furniture, Fixtures and Equipment. During the term Tenant may, at Tenant's expense, place or install such furniture, fixtures, and equipment on the Premises as may be needed for the conduct of Tenant's business.

         9.2 Landlord's Waiver. Tenant may finance equipment, trade fixtures, signs, and furniture which may be installed in or about the Premises. Landlord shall execute and deliver to any lenders a Landlord's Waiver in such form as may be agreed upon by Tenant's lender, Tenant and Landlord. A copy of Landlord's Lien Waiver with Sanwa Business Credit Corporation and Landlord's Agreement and Subordination with MetLife Capital Corporation is attached hereto as Exhibits D-1 and D-2, respectively, and Landlord agrees to execute said waivers contemporaneously with Landlord's execution of this Lease. Tenant may specifically enforce Landlord's obligations under this Section 9.2. Any furniture, fixtures, and equipment placed in the Premises by Tenant may be replaced by Tenant periodically during the term.

         9.3 Removal of Furniture, Fixtures, and Equipment at Expiration of Lease. At the expiration or earlier termination of the Lease, the furniture, fixtures, and equipment, including, without limitation, the conveyor systems, rail systems, racking and decking system and equipment currently in place, shall be removed by Tenant. Tenant immediately shall make such repairs and restoration of the Premises as are necessary to correct any damage to the Premises from the installation and removal of the furniture, fixtures, and equipment by Tenant. Furniture, fixtures, and equipment not so removed shall, at Landlord's option, become the property of Landlord, and Landlord may cause such property to be removed from the Premises and disposed of, but the cost of any such removal shall be borne by Tenant. The provisions of this paragraph shall survive the expiration or termination of this Lease with respect to the Premises.

         9.4     Right to Affix Signs.

                 a. Tenant shall have the right, at Tenant's expense, to use and maintain the signage as it currently exists at the Premises. Any revisions or changes to signage shall be at the sole cost of Tenant, subject to Landlord's prior written consent. All signage is contingent upon approval by applicable local governmental authorities.

                 b. Upon the termination or expiration of the Term of the Lease or of Tenant's right of possession of the Premises, then Tenant shall, at Tenant's sole expense, (i) "de-indentify" (i.e. remove Tenant's name from) any and all pylon signage on the Premises, and (ii) cause the removal of any other signage in or on the Premises, to the same condition existing prior to its installation or in such condition otherwise acceptable to Landlord.

                    ARTICLE X:  MAINTENANCE OF THE PREMISES

         10.1    Obligation to Maintain the Premises.

                 a. Tenant acknowledges that it has received the Premises in good condition, repair and maintenance, except as set forth in Section 10.2, below. Tenant shall, at its own expense, promptly perform or cause to be performed all maintenance, replacement, and repair (whether ordinary or extraordinary, structural or non-structural, foreseen or not foreseen, or otherwise) necessary to keep the Premises, and any part thereof, including (without limitation) the Building, in a safe, dry and tenantable condition and good state of repair and appearance (ordinary wear and tear excepted), including (without limitation) (i) the repair and/or replacement of any damage or injury done to the Premises, or any part thereof, caused by Tenant or Tenant's agents, employees, invitees or visitors (including specifically any water damage resulting from any plumbing leak), (ii) all structural and non-structural components of Building and all of its components, to all maintenance, replacement and repair to the roof, outer walls and its electrical, plumbing, heating, ventilating, air conditioning and other operating systems in the Building, and (iii) the maintenance of all outdoor areas located on the Land. Tenant shall promptly make such repairs and replacements as may be necessary, regardless of whether the benefit of such repair or replacement extends beyond the term of this Lease. Such repairs, when made, shall restore the Premises or any part thereof, to the same or as good a condition as existed prior to such injury or damage, and shall be effected in compliance with all building and fire codes and other applicable laws and regulations.

                 b. During the term of this Lease, Tenant shall also maintain a service contract providing for the proper maintenance of the HVAC system and elevators servicing the Building on a quarterly basis. Landlord agrees to assign to Tenant (or enforce for Tenant's benefit) all warranties, extended warranties and guarantees with respect to the HVAC system and elevators, and all other systems, of any kind or nature, serving the Premises and which tenant is required to repair hereunder.

                 c. Tenant shall keep the Premises, including, without limitation, sidewalks, drives and loading areas on the Premises, clean and free from rubbish and debris at all times. Tenant shall store all trash and garbage within the Premises and arrange for regular pickup and cartage of such trash and garbage at Tenant's expense.

                 d. If Tenant fails (i) to make such repairs or replacement within thirty (30) days after receipt of written notice from Landlord, or (ii) if such repairs cannot reasonably be complied with within thirty (30) days, to commence repairs within said thirty (30) day period and diligently pursue such repairs until completion (or sooner if required in the case of emergency), then Landlord, may at its option, make such repairs and replacements, and Tenant shall pay the cost thereof to Landlord, as Additional Rent, within thirty (30) days after written demand. In addition, Tenant shall indemnify and hold harmless the Landlord from and against any and all damages and liability incurred by Landlord arising from and out of such failure to make such repairs and replacements.

                 e. Anything to the contrary herein notwithstanding, Landlord and Tenant hereby agree that the costs paid by Tenant for the replacement of a major mechanical component of the HVAC System during the last two (2) years of the Lease Term, if any, shall be prorated based on the number of years in the term of the manufacturer's warranty on said component. If the warranty extends beyond the expiration of the Lease Term, the Landlord shall, within thirty (30) days of receipt of Tenant's final payment of any and all sums due to Landlord under this Lease, reimburse the prorata share of such component replacement cost for the period of warranty extending beyond the expiration of the Lease Term. For the purposes of this section 10.1(e), "Lease Term" shall mean the Initial Term plus any executed Option Term.

         10.2 Specific Repairs. It is understood and agreed that the maintenance, repair and replacement obligations of Tenant provided in Section 10.1, above, is intended to specifically include (without limitation) any and all repairs and replacements necessary to cause the Premises to be in a safe, dry and tenantable condition and good state of repair and appearance, as of the Commencement Date of the Lease. Notwithstanding the preceding sentence, specifically excluded from Tenant's obligation to make repairs on the Premises is (i) the repair of the heaving of the ground floor slab in the office area of the Building (other than minor repairs necessary to ensure that the ground floor slab will be kept reasonably safe for use by Tenant and its employees, invitees, agents and contractors), (ii) the obligation to replace the ground floor slab in the office area of the Building, and/or (iii) the obligation to remediate the condition causing the heaving of the ground floor slab in the office area of the Building. Any and all consequential repairs resulting from the heaving of the ground floor slab shall, however, explicitly be the obligation of the Tenant.

         10.3 Surrender of the Premises. Except as otherwise set forth in Sections 10.1(e) and 10.2(a), above, the Premises shall be returned to Landlord at the termination or expiration of this Lease broom clean, and in good condition (ordinary wear and damage by casualty or condemnation excepted). In the event of destruction of the Premises by fire or casualty, the condition of the Premises upon termination of this Lease shall be governed by Section XV.

         10.4 No Obligation of Landlord. Notwithstanding anything else contained herein to the contrary, Landlord shall have no obligation to maintain, repair or rebuild, or to make any alterations, replacements or renewals of any nature to the Premises, or any part thereof, whether ordinary or extraordinary, structural or non-structural, foreseen or not foreseen, or otherwise cause the Premises to be maintained in any respect; and Landlord shall have no liability for any damages or injury arising out of any condition or occurrence causing a need for such repairs or maintenance. Tenant hereby expressly waives the right to make any repairs at the expense of Landlord which may be provided for in any law in effect at the time of the commencement of the Term or which may thereafter be enacted.

                            ARTICLE XI:  ALTERATIONS

         11.1 Right to Make Alterations. Tenant shall not have the right to make alterations, additions, and improvements to the interior or exterior of the Premises and parking areas adjacent to the Premises (except for non-structural repairs under Five Thousand Dollars ($5,000.00)) without the prior written consent of Landlord, which will not be unreasonably withheld or delayed. Any alterations, additions, and improvements approved by Landlord which may be made or installed by Tenant shall remain upon the Premises, and, at the termination or expiration of this Lease, shall be surrendered with the Premises to Landlord. Any alteration, addition, or improvement by Tenant shall be accomplished by Tenant in a good workmanlike manner, with new materials, in conformity with applicable laws and regulations and by a contractor approved by Landlord. Upon completion of any alteration, addition, or improvement for which Landlord gives its written consent, Tenant shall provide to Landlord "as-built" plans, copies of all construction contracts, building permits, inspection reports and all other required governmental approvals, and proof of payment of all labor and materials, and lien waivers. For any and all non-structural alterations made by Tenant under Five Thousand Dollars ($5,000.00), upon completion of any such work, Tenant shall provide to Landlord sketches of any alterations made, and proof of payment of all labor and materials, and lien waivers. Tenant shall pay when due all claims for such labor and materials and shall give Landlord at least ten (10) days' prior written notice of the commencement of any such work. Landlord may enter upon the Premises, in such case, for the purpose of posting appropriate notices, including, but not limited to, notices of non-responsibility.

         11.2 Tenant Shall Not Render Premises Liable for Any Lien. Tenant shall have no right, authority, or power to bind Landlord, or any interest of Landlord in the premises, nor to render the Premises liable for any lien or right of lien for the payment of any claim for labor, material, or for any charge or expense incurred to maintain, to repair, or to make alterations, additions, and improvements to the Premises. Tenant shall in no way be considered the agent of Landlord in the construction, erection, modification, repair, or alteration of the Premises. Notwithstanding the above, Tenant shall have the right to contest the legality or validity of any lien or claim filed against the Premises. No contest shall be carried on or maintained by Tenant after the time limits in the sale notice of the Premises for any such lien or claim unless Tenant (i) shall have duly paid the amount involved under protest; (ii) shall have procured and recorded a lien release bond from a bonding company acceptable to Landlord in an amount not less than one and one-half (1 1/2) times the amount involved; or (iii) shall have procured a stay of all proceedings to enforce collection. Upon a final adverse determination of any contest, Tenant shall pay and discharge the amount of the lien or claim determined to be due, together with any penalties, fines, interest, cost, and expense which may have accrued, and shall provide proof of payment to Landlord.

                            ARTICLE XII:  INSPECTION

         Landlord and Landlord's authorized representatives shall have the right to enter upon the Premises at all reasonable hours, after reasonable efforts to provide advance notice to Tenant, for the purpose of inspecting the Premises or of making repairs, additions, or alterations in or upon the Premises, and, for the purpose of exhibiting the Premises to prospective tenants, purchasers, or others, provided any such entry does not unreasonably interfere with Tenant's operations.

                      ARTICLE XIII:  INDEMNITY AND RELEASE

         13.1 Indemnification by Tenant. Other than damages proximately caused by reason of the gross negligence or willful misconduct of Landlord or its agents and employees, or causes for which Landlord expressly assumes responsibility under this Lease, Tenant shall indemnify, defend, and protect Landlord, Landlord's Property Manager and Landlord's Mortgagee, if any, and hold Landlord, Landlord's Property Manager and Landlord's Mortgagee, if any, harmless from any and all loss, cost, damage, expense, liability (including, without limitation, court costs, the amount of the deductible under any insurance policy, and reasonable attorney's fees) incurred in connection with or arising at any time during or prior to the Lease Term, and from any cause whatsoever in or about the Premises, including, without limiting the generality of the foregoing: (i) any default by Tenant in the observance or performance of any of the terms, covenants, or conditions of this Lease on Tenant's part to be observed or performed; (ii) the use or occupancy of the Premises by Tenant or any person claiming by, through, or under Tenant; (iii) except as otherwise agreed in Section 25(c), herein, the condition of the premises or any occurrence or happening on the Premises from any cause whatsoever, or (iv) any acts, omissions, or negligence of Tenant or any person claiming by, through, or under tenant, or of the contractors, agents, servants, employees, visitors, or licensees of Tenant or any such person, in, on, or about the Premises, either prior to or during the Lease Term (including, without limitation, any holdovers in connection therewith), including, without limitation, any acts, omissions, or negligence in the making or performance of any alterations. TENANT FURTHER AGREES TO INDEMNIFY AND HOLD HARMLESS LANDLORD, LANDLORD'S AGENT, AND LANDLORD'S MORTGAGEE, IF ANY, FROM AND AGAINST ANY AND ALL LOSS, COST, LIABILITY, DAMAGE, AND EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES) INCURRED IN CONNECTION WITH OR ARISING FROM ANY CLAIMS BY ANY PERSONS BY REASON OF INJURY TO PERSONS OR DAMAGE TO PROPERTY OCCASIONED BY ANY USE, OCCUPANCY, CONDITION, OCCURRENCE, HAPPENING, ACT, OMISSION, OR NEGLIGENCE REFERRED TO IN THE PRECEDING SENTENCE, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY, OR AS SET FORTH IN SECTION 25(c), HEREIN. THE INDEMNITY BY TENANT TO LANDLORD AS SET FORTH IN THIS SECTION 13.1 SHALL BE IN EFFECT EVEN IF THE NEGLIGENCE OR STRICT LIABILITY OF LANDLORD IS ALLEGED OR PROVED TO BE A CAUSE THEREOF; PROVIDED, HOWEVER, THIS INDEMNITY SHALL NOT APPLY IF AND TO THE EXTENT THAT LANDLORD'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IS A CAUSE THEREOF. The provisions of this Section shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination, and shall not be limited by reason of any insurance carried by Landlord and Tenant. Notwithstanding anything to the contrary which may be set forth in this Section 13.1, above, Tenant shall have no duty to cover any loss, damage or cost that may be needed to repair, or replace the ground floor slab, or remediate the condition causing the heaving of the ground floor slab in the office area of the building, to the extent it is specifically excluded in Section 10.2, herein.

         13.2    No Liability.    Neither the shareholders, officers,
directors, trustees, individuals, or partners comprising Landlord or Landlord's Property Manager, nor the shareholders (nor any of the partners comprising same), directors, trustees, officers or partners of any of the foregoing, nor their agents (collectively the "Parties") shall incur any liability for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord's obligations under this Lease shall not exceed and shall be limited to the value of Landlord's interest in the Premises and the proceeds and rents derived therefrom from and after Landlord's default hereunder, and Tenant shall not look to any other property or assets of Landlord or any of the Parties in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.

                   ARTICLE XIV:  WAIVER OF SUBROGATION RIGHTS

         14.1 Release; Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding:

                 (a) Landlord hereby releases Tenant from any and all liability or responsibility to the Landlord or anyone claiming through or under Landlord, by way of subrogation or otherwise, for any (i) loss or damage to any building, structure, or other tangible property, (ii) liability for personal injury or other tortious conduct or (iii) losses under workers' compensation laws and benefits, even though such loss, damages, or liability might be caused by the negligence of such party, its agents, contractors, invitees, or employees, whether or not such claims are or would be covered by insurance policies carried by Landlord covering the Premises; and

                 (b) Tenant hereby releases Landlord, Landlord's Property Manager, and Landlord's Mortgagee, and their agents, and any other tenant which is leasing space in the Project, from any and all liability or responsibility to the Tenant or anyone claiming through or under Tenant, by way of subrogation or otherwise, for any (i) loss or damage to any building, structure, or other tangible property, (ii) liability for personal injury or other tortious conduct, or (iii) losses under workers' compensation laws and benefits, even though such loss, damages, or liability might be caused by the negligence of such party, its agents, contractors, invitees, or employees (whether or not such claims are or would be covered by insurance policies carried or required to be carried by Tenant hereunder).

         14.2    Waiver Provision.

                 a. All insurance policies (other than worker's compensation insurance) which Tenant must carry pursuant to Article VIII of this Lease shall contain one of the following provisions and/or endorsements ("Waiver Provision"):

                          (i)     An express waiver of any right of subrogation
by the insurance company against Landlord, Landlord's Property Manager, Landlord's Mortgagee, and its agents and employees; or

                          (ii)    A statement that the policy shall not be
invalidated should the insured waive in writing, prior to a loss, any or all rights of recovery against any party for losses covered by such policies.

                 b. Any property insurance of Landlord covering the Premises shall also contain a Waiver Provision in one of the alternative forms provided in subsection 14.2(a), above; provided, this clause shall not cause Landlord to be obligated to secure any insurance over and above what is specifically contemplated herein. Any increased premium cost incurred by Landlord by reason of such Waiver Provision shall be paid by Tenant, provided, however, if Landlord is unable to obtain a waiver of subrogation from its insured, then any agreement to obtain such a waiver shall be null and void.

           ARTICLE XV:  PARTIAL AND TOTAL DESTRUCTION OF THE PREMISES

         In the event any part or all of the Premises shall at any time during the term of this Lease be damaged or destroyed, regardless of cause, Tenant shall give prompt notice to

Landlord, subject to the terms of this Article XV. Tenant shall repair and restore the Premises to its original condition, including buildings and all other improvements on the Premises, as soon as circumstances permit. Provided Tenant maintains the insurance required hereunder, and proceeds are received from the casualty insurance policy to be maintained by Tenant hereunder, in the event that Landlord's Mortgagee requires that any such insurance proceeds be delivered to the Landlord's Mortgagee and applied as a payment on the debt payable to Landlord's Mortgagee, Landlord agrees to contribute the amount of the proceeds delivered to Landlord's Mortgagee and applied as a payment on the Note payable to Lender, up to a maximum of Five Hundred Thousand Dollars ($500,000.00). In the event the amount of insurance proceeds applied to Lender's Note exceeds $500,000.00, Landlord may, in its sole discretion, elect to contribute the additional amount necessary to cover the entire amount of the insurance proceeds applied by Landlord's Mortgagee to the Note. However, if Landlord does not elect to contribute the additional amount necessary, either Landlord or Tenant may elect to terminate this Lease. In the event of a termination of the Lease by either Landlord or Tenant under this Section XV, Tenant shall deliver to Landlord the amount of Tenant's deductible, as well as any amount by which the entire insurance proceeds paid as a result of such casualty would be insufficient to rebuild the Building but for the Landlord's Mortgagee's application of the insurance proceeds hereunder. Tenant shall hold Landlord free and harmless from any and all liability of any nature whatsoever resulting from such damage or destruction, and such repairs and restoration. Tenant, and not Landlord, shall be responsible for paying for any cost of repairs or restoration in excess of the proceeds paid by insurance policies procured by Tenant, but not for any such amounts paid by the insurer but applied by Landlord's Mortgagee as a payment on its debt. Tenant is not entitled to any rent abatement during or resulting from any disturbance on or partial or total destruction of the Premises from Tenant. However, in the event of a termination under this Article XV, once Tenant has delivered to Landlord the sums due from Tenant hereunder, Landlord shall refund to Tenant any remaining rent paid in advance, including, without limitation, the Prepaid Rent.

                           ARTICLE XVI:  CONDEMNATION

         16.1 Condemnation Damages. In the event of the taking or conveyance of the whole or any part of the Premises by reason of condemnation by any public or quasi-public body, Landlord and Tenant shall represent themselves independently in seeking damages before the condemning body. Each party shall be entitled to the amount awarded respectively to each. Landlord shall not make a claim in such proceedings for any portion of the award attributable to tenant's furniture, fixtures, and equipment installed in the Premises in accordance with this Lease which are to remain in the Premises as a result of such taking.

         16.2 Termination of Lease Due to Condemnation. In the event that the taking includes the Building and materially adversely affects the use of the Premises (as defined in Article V), Tenant may terminate the Lease by giving Landlord sixty (60) days' written notice of its intention to terminate the Lease after receiving notice of the Condemnation from the condemning authority. The effective date of the termination shall be the actual date of such taking. In the event of termination, the rent for the last month of Tenant's occupancy shall be prorated and Landlord shall refund to Tenant any rent paid in advance and Tenant shall thereupon be released from its obligation to pay rent.

                    ARTICLE XVII:  ASSIGNMENT AND SUBLETTING

         17.1    Tenant's Right of Assignment and Subletting.

                 a. No Assignment. Tenant shall not voluntarily or by operation of law assign or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use any part of the Premises, without first obtaining the written consent of Landlord, which consent may be granted or withheld in Landlord's sole and absolute discretion. Any assignment, encumbrance, or sublease without Landlord's consent shall be voidable and, at Landlord's election, shall constitute a Default. No transfer permitted by Landlord shall release Tenant or change Tenant's primary liability to pay the rent and to perform all other obligations of Tenant under this Lease.

                 b. Landlord's Option to Preserve Subtenancies. In the event of Tenant's surrender of this Lease or the termination of this Lease in any other manner, Landlord may, at its option, either terminate any or all subtenancies, if any, or succeed to the interest of Tenant as sublandlord thereunder. No merger shall result from Tenant's sublease of the Premises under this Section, Tenant's surrender of this Lease, or the termination of this Lease in any other manner. Tenant immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted by this Lease. In the event of a default by Tenant, Landlord, as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord's application, may collect the rent and apply it toward Tenant's obligations under this Lease.

                 c. Fees and Costs with Regard to Proposed Assignment or Sublease. If Tenant requests Landlord to consent to a proposed assignment or sublease, Tenant shall pay to Landlord, whether or not consent is ultimately given, Landlord's reasonable attorney's fees and other costs incurred in connection with each such request.

         17.2 Landlord's Right of Assignment. Landlord shall be free at all times, without need of consent or approval by Tenant, to assign its interest in this Lease and/or to convey fee title to the Premises. Each conveyance by Landlord of Landlord's interest in the Lease or the Premises prior to expiration or termination hereof shall be subject to this Lease and shall relieve the grantor of any further obligations or liability as Landlord, and Tenant shall look solely to Landlord's successor-in-interest for all future obligations of Landlord. Tenant hereby agrees to attorn to Landlord's successors in interest, whether such interest is acquired by sale, transfer, foreclosure, deed in lieu of foreclosure, or otherwise. The term "Landlord" as used in this Lease, so far as covenants and obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner at the time in question of the fee title of the Premises. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder during its ownership of the Premises.

                    ARTICLE XVIII:  DEFAULT AND TERMINATION

         18.1 Events of Default. The occurrence of any of the following events (each an "Event of Default" or "Default") shall constitute a default by
Tenant:

                 a. Failure by Tenant to pay Base Rent, Additional Rent (including, without limitation any Monthly Tax Payments) or other sum of money payable hereunder when due and the continuance of such failure for ten (10) days after written notice thereof from Landlord to Tenant; provided, however, if Tenant shall fail in the performance of any such covenant or agreement of this Lease necessitating notice by Landlord and shall receive notice from Landlord hereunder two (2) or more times in any twelve (12) month period, notwithstanding such failures have each been cured by Tenant on each previous occasion, at Landlord's option, any further similar failure during such 12-month period may be deemed an Event of Default without the ability for cure;

                 b. Failure by Tenant to perform or comply with any provision of this Lease [other than as set forth in Subsection 18.1(a)] if the failure is not cured within thirty (30) days after notice has been given to Tenant. If, however, the failure cannot reasonably be cured within thirty (30) days after notice has been given to Tenant, Tenant shall not be in default of this Lease if Tenant commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure.

                 c. To the extent permitted by law: (i) a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding or arrangement under any law relating to any insolvency or bankruptcy, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any attachment, execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; (ii) Tenant's or any guarantor's convening of its creditors or any class thereof for the purpose of effecting a moratorium upon or; (iii) Tenant's or any guarantor's insolvency or admission of inability to pay its debts as they mature; and/or (iv) a violation by Tenant or any affiliate of Tenant under any other lease or agreement with Landlord relating to the Premises which is not cured within the time permitted thereunder.

                 d. A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any guarantor or of the Premises or any of Tenant's property located thereon in any proceedings brought by Tenant or any guarantor, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant or any guarantor and shall not be discharged within sixty (60) days after such appointment or Tenant or such guarantor shall consent to or acquiesce in such appointment; or

                 e. The leasehold hereunder shall be taken on execution or other process of law in any action against Tenant.

         18.2    Landlord's Remedies on Tenant Default.

                 18.2.1 Landlord shall have any one or more of the following remedies after the occurrence of a Default by Tenant:

                 a. Terminate Lease. Terminate this Lease by giving written notice of termination to Tenant, in which event Tenant immediately shall surrender the Premises to Landlord. If Tenant fails to so surrender the Premises, then Landlord, without prejudice to any other remedy it has for possession of the Premises or arrearages in rent or other damages, may re-enter and take possession of the Premises and expel or remove Tenant and any other person or entity occupying the Premises or any part thereof, without being liable for any damages, whether caused by the negligence of Landlord or otherwise. No act by Landlord other than giving notice of termination to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of this Lease. On termination of the Lease, Landlord shall have the right to recover from Tenant the aggregate sum of the following:

                          (i)     The cost of recovering the Premises; plus

                          (ii)    The unpaid Rent (including Base Rent and
Additional Rent) earned at the time of termination, including interest thereon at the per annum interest rate provided in accordance with Article IV, above, from the due date; plus

                          (iii)   The amount equal to: (1) the total Rent which
Landlord would have received under this Lease for the remainder of the Term, discounted at the Prime Rate then in effect to the then present value, less (2) the then fair market value of the remaining unexpired portion of the Lease determined at the then Fair Market Rate for the Premises, discounted at the Prime Rate then in effect to the then present value, and taking into consideration the likelihood and probable timing of the reletting of the Premises; plus

                          (iv)    All other reasonable expenses incurred by
Landlord in connection with Tenant's default and all other sums of money and damages due to Landlord.

                 For the purposes of this Section, the term "Prime Rate" shall mean the per annum rate of interest announced or published from time to time by The Frost National Bank (or its successors or assigns) as its Prime Commercial Lending rate; provided, however, that the Prime Rate shall at all times be limited to the maximum rate of interest from time to time permitted under applicable federal and Texas law.

                 b. Re-take Possession. Landlord may terminate Tenant's right of possession (but not the Lease) and may repossess the Premises by forcible entry or detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease and without being liable for any damages, whether caused by the negligence of Landlord or otherwise; in such case, Landlord may relet the Premises, or any part of them, to third parties, but has no obligation to do so, except as may be required under Texas law. Except to the extent Texas law requires otherwise, such reletting by Landlord of the Premises may be on whatever terms and conditions Landlord, in its sole discretion, deems advisable. Reletting can be for a period shorter or longer than the remaining term of this Lease. Landlord's action under this Subsection is not considered an acceptance of Tenant's surrender of the Premises unless Landlord so notifies Tenant in writing. Tenant shall be immediately liable to Landlord for all reasonable costs Landlord incurs in reletting the Premises, including brokers' commissions, expenses of remodeling the Premises required by the reletting, and like costs. Tenant shall pay to Landlord the Rent due under this Lease on the dates the Rent is due, less the rent Landlord receives from any reletting.

                 If Landlord relets the Premises without terminating this Lease, any rent received will be applied to the account of Tenant, not to exceed Tenant's total indebtedness to Landlord; no reletting by Landlord is considered to be for its own account unless Landlord has notified Tenant in writing that the Lease has been terminated. If Landlord relets the Premises, rent that Landlord receives from reletting will be applied to the payment of:
(i) first, any indebtedness from Tenant to Landlord other than Rent due from Tenant; (ii) second, any Additional Rent; (iii) third, all costs, including maintenance, incurred by Landlord in reletting; and (iv) fourth, Base Rent due and unpaid under the Lease. After deducting the payments referred to in this Subsection, any sum remaining from the rent Landlord receives from reletting will be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. If, on the date Rent is due under this Lease, the rent received from the reletting is less than the rent due on that date, Tenant will pay to Landlord, in addition to the remaining rent due, all costs, including maintenance, Landlord incurred in reletting which remain after applying the rent received from the reletting. Tenant shall have no right to or interest in the rent or other consideration received by Landlord from reletting to the extent it exceeds Tenant's total indebtedness to Landlord.

                 Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 18.2.1 from time to time; and that no delivery or recovery of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore paid to Landlord, nor shall such reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

                 d. Perform on behalf of Tenant. Landlord may re-enter the Premises without terminating this Lease and without being liable for any damages, whether caused by the negligence of Landlord or otherwise, and do whatever Tenant is obligated to do under the terms of this Lease. The expenses incurred by Landlord in affecting compliance with Tenant's obligations under this Lease immediately shall become due and payable to Landlord as Additional Rent.

The above remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law, in equity, or otherwise.

                 18.2.2 In all events, Tenant is liable for all damages of whatever kind or nature, direct or indirect, suffered by Landlord as a result of the occurrence of an Event of Default. If Tenant fails to pay Landlord in a prompt manner for the damages suffered, Landlord may pursue a monetary recovery from Tenant. Included among these damages are all expenses incurred by Landlord in repossessing the Premises (including, but not limited to, increased insurance premiums resulting from Tenant's vacancy), all expenses incurred by Landlord in reletting the Premises (including, but not limited to, those incurred for advertisements, brokerage fees, repairs, remodeling, and replacements), all concessions granted to a new tenant on a reletting, all losses incurred by Landlord as a result of Tenant's default, a reasonable allowance for Landlord's administrative costs attributable to Tenant's default, and all reasonable attorney's fees incurred by Landlord in enforcing any of Landlord's rights or remedies against Tenant.

                 18.2.3 Pursuit of any of the foregoing remedies does not constitute an irrevocable election of remedies nor preclude pursuit of any other remedy provided elsewhere in this Lease or by applicable law, and none is exclusive of another unless so provided in this Lease or by applicable law. Likewise, forbearance by Landlord to enforce one or more of the remedies available to it on an Event of Default does not constitute a waiver of that default or of the right to exercise that remedy later or of any rent, damages, or other amounts due to Landlord hereunder.

                 18.2.4 Whether or not Landlord elects to terminate this Lease or Tenant's right to possession of the Premises on account of any default by Tenant, Landlord shall have all rights and remedies at law or in equity, including, but not limited to, the right to re-enter the Premises and, to the maximum extent provided by law, Landlord shall have the right to terminate any and all subleases, licenses, concessions, or other consensual arrangements for possession entered into by Tenant and affecting the Premises or, in Landlord's sole discretion, may succeed to Tenant's interest in such subleases, licenses, concessions, or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions, or arrangements, Tenant shall have no further right to or interest in the rent or other consideration receivable thereunder as of the date of notice by Landlord of such election.

         18.3 Effect of Tenant's Default. If Tenant is in Default of the Lease, then, in addition to the above, all costs of de-identification of the Premises shall be paid by Tenant whether or not Landlord terminates this Lease.

         18.4 Right of Landlord to Re-Enter. In the event of any termination of this Lease, Landlord shall have the immediate right (but under no obligation) to enter upon and repossess the Premises, and any personal property of Tenant may be removed from the Premises and stored in any public warehouse at the risk and expense of Tenant.

         18.5 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord or a surrender of Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord and, notwithstanding such delivery, Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated properly. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

         18.6 Default by Landlord. Landlord shall be in default if Landlord fails to perform any provision of this Lease required of it and the failure is not cured within thirty (30) days after notice has been given to Landlord. If, however, the failure cannot reasonably be cured within the cure period, Landlord shall not be in default of this Lease if Landlord commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure. Notices given under this Article XVIII shall specify the alleged breach and the applicable Lease provisions. If Landlord shall at any time default beyond the applicable notice and cure period, Tenant shall, in addition to any other rights or remedies which Tenant may have as a result of such default, have the right to cure such default on Landlord's behalf. Any sums expended by Tenant in doing so, and all reasonably necessary incidental costs and expenses incurred in connection therewith, shall be payable by Landlord to Tenant within thirty (30) days following demand therefor by Tenant. Tenant shall not be entitled to an offset against rent.

         18.7 Interest Charges. Any amount not paid by one part to the other when due to the other party will bear interest from the date due at the lesser of (i) the rate of eighteen percent (18%) per annum; or (ii) the maximum rate permitted by law.

              ARTICLE XIX:  SUBORDINATION, ATTORNMENT AND ESTOPPEL

         19.1 Subordination and Non-Disturbance. Subject to the provisions of this Section, this Lease and the leasehold estate created hereby shall be subject, subordinate, and inferior to the lien and estate of any liens, trust deeds, and encumbrances including without limitation any lien held by Landlord's Mortgagee ("Mortgages"), and all renewals, extensions, or replacements thereof, now or hereafter imposed by Landlord upon the Premises. In confirmation of such subordination, Tenant shall, at Landlord's request, or upon the request of Landlord's Mortgagee, execute promptly any certificate or instrument evidencing such subordination that Landlord, or Landlord's Mortgagee, may request. Tenant hereby constitutes and appoints Landlord the attorney-in-fact for Tenant to execute any such certificate or instrument for and on behalf of Tenant. Provided, however, that this Lease shall not be subordinate to any Mortgage arising after the date of this Lease, or any renewal, extension, or replacement thereof, unless and until Landlord provides Tenant with an agreement ("Non-Disturbance Agreement"), in form and content reasonably acceptable to Tenant, Landlord, and Landlord's Lender, signed and acknowledged by each holder of any such interest setting forth that (i) so long as Tenant is not in Default hereunder, Tenant's rights and obligations hereunder shall remain in full force and Tenant's right to possession shall be upheld, and (ii) any party succeeding to Landlord's interest shall be bound by Tenant's payment of the Prepaid Rent and the provisions of this Lease regarding thereto, if any of the Prepaid Rent remains unapplied at such time. Tenant shall, promptly following a request by Landlord and after receipt of the Non-Disturbance Agreement, execute and acknowledge any subordination agreement or other documents required to establish of record the priority of any such encumbrance over this Lease, so long as such agreement does not otherwise increase Tenant's obligations or diminish Tenant's rights hereunder. The form of Non-Disturbance Agreement attached hereto as Exhibit "G", is deemed approved by Tenant as an acceptable form of Non-Disturbance Agreement; provided, the approval of such form of Non-Disturbance Agreement in the form attached, shall not limit or restrict the ability of Landlord to require the execution of a different form of Non-Disturbance Agreement so long a such different form complies with the conditions of this Section 19.1.

         19.2 Attornment. In the event of foreclosure of any Mortgage, whether superior or subordinate to this Lease, then (i) this Lease shall continue in force; (ii) Tenant's quiet possession shall not be disturbed if Tenant is not in default hereunder; (iii) Tenant shall attorn to and recognize the mortgagee or purchaser at foreclosure sale ("Successor Landlord") as Tenant's landlord for the remaining term of this Lease; and (iv) the Successor Landlord shall not be bound by (a) any payment of rent for more than one month in advance, unless same was required by the terms of this Lease; (b) any amendment or modification of this Lease made without the Successor Landlord's consent after the Successor Landlord's name is given to Tenant, unless the amendment or modification is specifically authorized by the original lease and does not require Landlord's prior agreement of consent; (c) any personal liability for any act or omission of a prior Landlord; and (d) any termination of Lease by Tenant except as authorized under this Lease or by law. At the request of the Successor Landlord, Tenant shall execute a new lease for the Premises, setting forth all of the provisions of this Lease except that the term of the new lease shall be for the balance of the term of this Lease.

         19.3 Estoppel Certificate. Tenant shall execute and deliver to Landlord, within ten (10) days after receipt of Landlord's request, any estoppel certificate or other statement to be furnished to any prospective purchaser of or any lender against the Premises. Such estoppel certificate shall acknowledge and certify each of the following matters, to the extent each may be true: that the Lease is in effect and not subject to any rental offsets, claims, or defenses to its enforcement; the commencement and termination dates of the term; that Tenant is paying rent on a current basis; that any improvements required to be furnished under the Lease have been completed in all respects; that the Lease constitutes the entire agreement between Tenant and Landlord relating to the Premises; that Tenant has accepted the Premises and is in possession thereof; that the Lease has not been modified, altered, or amended except in specified respects by specified instruments; and that Tenant has no notice of any prior assignment, hypothecation, or pledge of rents or the Lease.

                   ARTICLE XX:  TENANT'S FINANCIAL STATEMENTS

         During the term of the Lease and for such period as the Tenant remains a registrant subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Tenant shall provide Landlord with all financial information required on Forms 10-Q, 10-K, 8-K, as well as any proxy materials, on a basis concurrent with its public reporting obligations. Failure of the Tenant to file its required reports with the Securities and Exchange Commission on a timely basis does not alter the Tenant's obligation to provide Landlord with timely financial information pursuant to the Lease. Should the Tenant's status as a registrant change during the term of the Lease such that it is no longer subject to public reporting requirements, then Tenant shall provide Landlord with quarterly financial statements within sixty (60) days of the end of each fiscal quarter and annual financial statements within ninety (90) days of the end of each fiscal year.

                             ARTICLE XXI:  NOTICES

         21.1 Notice Requirements. All notices, requests, or demands herein provided to be given or made, or which may be given or made by either party to the other, shall be given or made only in writing and shall be deemed to have been duly given: (i) when delivered personally at the address set forth below, or to any agent of the party to whom notice is being given; or (ii) on the date delivered when sent via Overnight Mail, properly addressed and postage prepaid; or (iii) on the date sent via facsimile transmission; or (iv) seventy-two (72) hours after the time the same is deposited in the United States mail, properly addressed and first class postage prepaid, return receipt requested. The proper addresses to which notices, requests, or demands may be given or made by either party shall be the address set forth at the end of this Section or to such other address or to such other person as any party shall designate. Such address may be changed by written notice given to the other party in accordance with this Section.

         If to Landlord:
                 KOONTZ/McCOMBS 1, LTD.
                 Attn:  Bart C. Koontz, President
                 200 Concord Plaza Drive, Suite 525
                 San Antonio, Texas  78216
                 Telephone:  (210) 829-9292
                 Telecopier:  (210) 829-9273

With a copy to:
                          Marlise A. Kercheville
                          Davis, Adami & Cedillo, Inc.
                          7710 Jones Maltsberger, Suite 400
                          San Antonio, Texas  78216
                          Telephone:  (210) 822-6666
                          Telecopier: (210) 822-1151

         If to Tenant:
                 Solo Serve Corporation
                 Attn:  Mr. Ross Bacon
                 1610 Cornerway Blvd.
                 San Antonio, Texas  78219-2900
                 Telephone:  (210) 662-6262
                 Telecopier: (210) 666-3339

                 With copy to:
                          Peter R. Broderick
                          Cox & Smith, Inc.
                          112 E. Pecan, Suite 1800
                          San Antonio, Texas  78205
                          Telephone:  (210) 554-5231
                          Telecopier: (210) 226-8395

         21.2 Payments Under Lease. Rent and all other payments due to Landlord under this Lease shall be paid in lawful money of the United States of America without offset or deduction to the name and at the address first given above or to such other persons or parties or at such other places as Landlord may from time to time designate in writing.

                    ARTICLE XXII:  ATTORNEY'S FEES AND VENUE

         22.1 Recovery of Attorneys' Fees and Costs of Suit. Tenant or Landlord, as the case may be, shall reimburse the other party upon demand, for any costs or expenses incurred in connection with any breach or default by the other party under this Lease, whether or not suit is commenced or judgment entered, including without limitation, enforcement proceedings of any type whether formal or informal, or filed in state, federal or bankruptcy court. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights, or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys' fees and costs; such attorneys' fees and costs shall be paid by the losing party in such action.

         22.2 Party to Litigation. Tenant shall indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands, and liability incurred by Landlord if Landlord becomes or is made a party to any claim or action (i) instituted by Tenant, or by any third party against Tenant, unless resulting from the default by Landlord hereunder, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (ii) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (iii) otherwise arising out of or resulting from any action or transaction of Tenant or such other person during or prior to the Term, hereof, other than a proceeding by Nationwide under the Nationwide Note and Deed of Trust with Landlord's Mortgagee; or (iv) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding, or other proceeding commencing by or against Tenant, under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action. For purposes of this Section 22.2, the term "Landlord" shall be deemed to include Landlord, Landlord's Property Manager, and their officers, directors, trustees, beneficiaries, partners, agents, affiliates and/or employees.

         22.3 Non-Jury Trial; Venue. In the interest of obtaining a speedier and less costly hearing of any dispute, each of Landlord and Tenant hereby expressly waives trial by jury in any action, proceeding or counterclaim brought by either party against the other and any rights to a trial by jury under any statute, rule of law or public policy in connection with any matter whatsoever arising out of or in any way related to this Lease and the Premises. Although such jury waiver is intended to be self-operative and irrevocable, Landlord and Tenant each further agree, if requested, to confirm such waivers in writing at the time of commencement of any such action, proceeding, or counterclaim. If Landlord commences any detainer suit, summary proceedings or other action seeking possession of the premises, Tenant agrees not to interpose by consolidation of actions, removal to chancery or otherwise, any counterclaim, claim for set- off, recoupment, reduction of Rent, or other claim seeking affirmative relief of any kind (except a mandatory or compulsory counterclaim which Tenant would forfeit if not so interposed). Any action or proceeding brought by either party against the other for any matter arising out of or in any way relating to the Lease or the Premises, shall be heard, in the County where the Premises are located.

          ARTICLE XXIII:  RELATIONSHIP OF PARTIES, WAIVER AND CONSENT

         23.1 Relationship of Parties. This Lease shall not be deemed or construed by the parties, nor by any third party, as creating the relationship of (i) principal and agent, (ii) partnership, or (iii) joint venture between the parties. Neither the method of computation of rent nor any other provision of this Lease, nor any acts of the parties are other than in the relationship of Landlord and Tenant.

         23.2 No Waiver. No waiver by Landlord of any breach of any one or more of the terms, covenants, conditions, or agreements of this Lease shall be deemed to imply or constitute a waiver of any succeeding or other breach. Failure of Landlord to insist upon the strict performance of any of the terms, conditions, covenants, and agreements of this Lease shall not constitute or be considered as a waiver or relinquishment of Landlord's rights to subsequently enforce any default, term, condition, covenants, or agreement, which shall all continue in full force and effect. The rights and remedies of Landlord under this Lease shall be cumulative and in addition to any and all other rights and remedies which Landlord has or may have.

         23.3 No Obligation to Give Consent. Landlord shall have no liability for damages resulting from Landlord's failure to give any consent, approval, or instruction reserved to Landlord. Tenant's sole remedy in any such event shall be an action for injunctive relief.

                    ARTICLE XXIV:  AUTHORITY TO MAKE LEASE;
                          COVENANT OF QUIET ENJOYMENT

         24.1 Full Power and Authority to Enter Lease. The parties covenant and warrant that each has full power and authority to enter into this Lease.

         24.2 Quiet Enjoyment. Landlord covenants and warrants that Tenant shall have and enjoy full, quiet, and peaceful possession of the Premises, its appurtenances and all rights and privileges incidental thereto during the term, subject to the provisions of this Lease and any title exceptions or defects in existence at the time of the conveyance of the Premises to Landlord by Tenant.

                        ARTICLE XXV:  HAZARDOUS MATERIAL

         25.1 Environmental Compliance. Tenant shall not cause or permit any Hazardous Material to be brought upon, or used in or about, the Premises by Tenant, its agents, employees, contractors, or invitees, without the prior written consent of Landlord. If Tenant breaches the obligations stated in the preceding sentence, if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in contamination of the Premises, or if contamination of the Premises by Hazardous Material otherwise occurs, during or prior to the Term hereof, except as set forth in Section 25.3, below, and Landlord, its agents, employees or contractors are not responsible for the contamination, then Tenant shall indemnify, defend, and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space of the Premises, and sums paid in settlement of claims, attorneys' fees, consultation fees, and expert fees) which arise during or after the term of the Lease as a result of such contamination. This indemnification by Tenant shall survive the termination or expiration of this Lease. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation or site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises, unless Landlord is responsible of same under Section 25.3, below. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are recommended by environmental engineers hired by Tenant and are necessary to return the Premises to a condition which is in compliance with all applicable Laws ; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises.

         25.2 Tenant's Responsibility for Hazardous Materials. Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with laws relating to Hazardous Material which are not the responsibility of Landlord or the responsibility of Tenant including the following: (i) a change in Laws which relate to Hazardous Material which make Hazardous Material present on the Premises as of the Commencement Date, whether known or unknown to Landlord, a violation of such new Laws; (ii) Hazardous Material present or under the Premises as a result of any discharge, dumping, or spilling (whether accidental or otherwise) on the surface of the Premises by other tenants of the Premises, or their agents, employees, contractors, or invitees, or by others during or prior to the Term hereof. Accordingly, Landlord and Tenant agree that, except to the extent set forth in Section 25.3, hereof, the cost of complying with Laws relating to Hazardous Material on the Premises for which Landlord is legally liable as set forth in this Section 25.2 shall be the responsibility and shall be paid by Tenant. To the extent any such expense relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties, or other action, Tenant shall be entitled to a reimbursement to the extent it has paid the maintenance expense to which such recovery or reimbursement relates. Tenant shall also be responsible for remediation, environmental clean- up and/or debris removal and related damages in connection with any fire or other casualty which may occur on the premises.

         25.3 Landlord's Responsibility for Hazardous Material. Landlord agrees that it shall be responsible for Hazardous Material that migrates, flows, percolates, diffuses, or in any other way moves beneath the surface of the Premises from outside the Premises after the Commencement Date, provided such Hazardous Material is not caused by Tenant, its agents, employees, contractors or invitees. The cost of complying with Laws relating to Hazardous Material on the Premises for which Landlord is legally liable under this Section 25.3, shall be the responsibility and shall be paid by Landlord. In the event Landlord or Tenant discovers any Hazardous Material located under the Demised Premises which Landlord is responsible for under this Section 25.3, Landlord shall promptly proceed to remove such Hazardous Material, at Landlord's sole cost and expense, necessary to return the subsurface of the Property to a condition which is in compliance with all applicable governmental regulations. Landlord hereby agrees to indemnify and hold Tenant harmless from and against and to reimburse Tenant with respect to (which obligation shall survive the termination or expiration of this Lease) any and all claims, demands, causes of action, loss, damage, liabilities, cost and expenses (including attorneys' fees and court costs) of any and every character, known or unknown, fixed or contingent, asserted against Tenant at any time and from time to time directly related to Landlord's failure to promptly remove any Hazardous Material for which Landlord is responsible under this Section 25.3.

         25.4 Survival. Provisions of this Article XVII shall survive termination of the Lease.

                       ARTICLE XXVI:  GENERAL PROVISIONS

         26.1 Gender; Number. The use of (i) the neuter gender includes the masculine and feminine and (ii) the singular number includes the plural, whenever the context requires.

         26.2 Captions. Captions in this Lease are inserted for the convenience of reference only and do not define, describe, or limit the scope of the intent of this Lease or any of its terms.

         26.3 Exhibits. All attached exhibits are a part of this Lease and are incorporated in full by this reference. Except as specifically provided herein, if any provision contained in any exhibit hereto is inconsistent or in conflict with any provisions of this Lease, the provisions of this Lease shall supersede the provisions of such exhibit and shall be paramount and controlling.

         26.4 Entire Agreement. This Lease contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral and written, are merged into this Lease.

         26.5 Drafting. This Lease shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each having contributed substantially and materially to the negotiation and drafting hereof.

         26.6 Modification. No modification, waiver, amendment, discharge, or change of this Lease shall be valid unless it is in writing and signed by the party against which the enforcement of the modification, waiver, amendment, discharge, or change is or may be sought.

         26.7 Joint and Several Liability. If any party consists of more than one person or entity, the liability of each such person or entity signing this Lease shall be joint and several.

         26.8 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

         26.9 Attorneys' Fees. With respect to Article XXIV and any other provision in this Lease providing for payment or indemnification of attorneys' fees, such fees shall be deemed to include reasonable fees incurred through any applicable appeal process.

         26.10 Time of Essence. Time is of the essence of every provision of this Lease.

         26.11 Severability. In the event any term, covenant, condition, or provision of this Lease is held to be invalid, void, or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, or provision is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, or provision of this Lease.

         26.12 Successors and Assigns. Except as otherwise provided herein, all terms of this Lease shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors, and assigns.

         26.13 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense, unless otherwise provided herein, or to any offset of the rent or other amounts owing hereunder against Landlord; provided, however, the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building or all or any portion of the Project (of whose address Tenant has theretofore been notified) and an opportunity is granted to Landlord and such holder to correct such violation as provided above.

         26.14 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement. Any signature on a copy of this Lease or any document necessary or convenient thereto sent by facsimile shall be binding upon transmission by facsimile and the facsimile copy may be utilized for the purposes of this Lease.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

                                    KOONTZ/McCOMBS 1, LTD.,
                                    a Texas limited partnership,

                                    By:      Koontz/McCombs, LLC,
                                             a Texas limited liability company,
                                             Its General Partner


                                             By: /s/ Bart C. Koontz
                                                 -----------------------------
                                                     Bart C. Koontz, President


TENANT:

                                    SOLO SERVE CORPORATION,
                                    a Delaware corporation,


                                    By: /s/ Ross E. Bacon
                                        --------------------------------------
                                             Ross E. Bacon
                                             Executive Vice President